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                                                                     EXHIBIT 3.2

                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                               ANDA NETWORKS, INC.
                             A DELAWARE CORPORATION

                     (PURSUANT TO SECTIONS 228, 242 AND 245
                    OF THE DELAWARE GENERAL CORPORATION LAW)


        Anda Networks, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law")

        DOES HEREBY CERTIFY:

        FIRST: That this corporation was originally incorporated on January 28, 1998, pursuant to the General Corporation Law.

        SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

        "RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation, as amended, be amended and restated in its entirety as follows:

                                    ARTICLE I

        The name of the corporation is ANDA Networks, Inc. (the "Corporation").

                                   ARTICLE II

        The address of the registered office of this corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Services Company.

                                   ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

        The Corporation is authorized to issue two classes of stock to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The number of


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shares of Common Stock authorized to be issued is two hundred million
(200,000,000) shares, par value $0.0001 per share, and the number of Preferred Stock authorized to be issued is ten million (10,000,000) shares, par value $0.0001 per share.

        The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation (the "Restated Certificate"), to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

        Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                   ARTICLE VI

        The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

            The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting of stockholders for fiscal year 2001, the directors first elected to Class II shall serve for a term ending on the annual meeting of stockholders for fiscal year 2002, and the directors first elected to Class III shall serve for a term ending on the annual meeting of stockholders for fiscal year 2003. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

        At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.


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        Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to either class, the Board shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

                                   ARTICLE VII

        Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII

        Except as otherwise provided in this Restated Certificate, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and no action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken by written consent.

                                   ARTICLE IX

        A director or officer of the Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director or officer derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors or officers then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

        Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.


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                                    ARTICLE X

        The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation, provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or this certificate of incorporation, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with Articles VI, VIII, IX and this Article X of this Amended and Restated Certificate of Incorporation.


                                   ARTICLE XI

        To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

        Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.



                                      * * *

        THIRD: The foregoing Restated Certificate was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

        FOURTH: That said Restated Certificate was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.


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        IN WITNESS WHEREOF, the undersigned has signed this Certificate this
___th day of _____, 2000.




                                            ------------------------------------
                                            Charles Kenmore
                                            President, Chief Executive Officer
                                            and Secretary